UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 12, 2024

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JUSHI HOLDINGS INC.

(Exact name of registrant as specified in its charter)

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British Columbia	000-56468	98-1547061
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Yamato Road, Suite 3250

Boca Raton, Florida 33431

(Address of Principal Executive Offices) (Zip Code)

(561) 617-9100

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2024, Jushi Holdings Inc. (the “Company”) announced the appointment of Todd West, age 55, as the Company’s Chief Operating Officer effective April 12, 2024. Mr. West will oversee the Company’s grower-processor and retail operations as well as security.

Mr. West brings over 25 years of operations management experience in retail, manufacturing and wholesale, including five (5) years in cannabis with his most recent role being Executive Vice President of Operations at Cresco Labs, one of the largest vertically integrated multistate cannabis operators, for over four (4) years. In that role, Mr. West scaled operations and built an enterprise-wide center of excellence increasing efficiencies, improving quality assurance and safety, building a science-focused product development team and implementing custom automation capabilities during a time of rapid revenue growth.  Prior to that role, Mr. West served as SVP Product Development & Commercialization at Cresco Labs for over one (1) year.  Before working in cannabis, Mr. West was an operations executive for almost a decade in the food industry directing daily operations including overseeing manufacturing, warehousing, distribution, supply chain, inventory control, new product development, R&D, quality assurance, and retail.

In connection with Mr. West’s appointment, the Company entered into an employment agreement with Mr. West, effective April 12, 2024 (the “Agreement”), pursuant to which Mr. West will receive an annual base salary of $400,000, and eligibility to participate in the Company’s health and welfare benefit plans and other customary benefits provided to similarly situated executives. Following Mr. West’s performing the role of COO for the Company for one year, he is guaranteed a $200,000 cash bonus and, thereafter, is eligible for an annual discretionary performance bonus of up to 50% of his annual base salary, which can be paid in cash or stock at the Company’s discretion (subject to Board approval, where applicable).  Mr. West is also eligible to receive equity grants pursuant to the Company’s Equity Incentive Plan. As inducement to commence employment with the Company by April 1, 2024, Mr. West received 250,000 options that immediately vested and 250,000 options that vest if Mr. West serves as Chief Operating Officer of the Company for one year.  In addition, pursuant to an offer letter the Company entered into with Mr. West, he was promised 250,000 options with a three-year vesting schedule and 250,000 options with a cliff vesting of 50% at the end of year four and the remaining 50% at the end of year five, in each case subject to Board approval. Mr. West has agreed to abide by certain non-competition covenants during the term of his employment and for a period of one year thereafter.  He has also agreed to certain non-solicitation covenants for a period of two (2) years after termination of his employment.

In addition, the Agreement provides that upon the termination of Mr. West’s employment with the Company without “Cause” the Company is obligated to pay Mr. West an amount equal to his annual base salary for twelve months following the termination date of his employment payable in twelve equal monthly installments subject to Mr. West’s execution and non-revocation of a general release of claims against the Company.  If such termination occurs following a change in control or during the one year period following a change in control, Mr. West’s then unvested options will become fully vested, exercisable and nonforfeitable.

The foregoing discussion does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is attached hereto as Exhibit 10.1, respectively, and is incorporated herein by reference.

There are no arrangements or understandings between Mr. West and any other persons pursuant to which Mr. West was appointed as the Chief Operating Officer of the Company and there are no family relationships between Mr. West and any director or executive officer of the Company. Additionally, there are no transactions between Mr. West and the Company or its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of April 12, 2024, by and between the Company and Mr. West
99.1	Press Release dated April 15, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUSHI HOLDINGS INC.

Date: April 15, 2024	By:	/s/ Jon Barack
Jon Barack
President